Exhibit 99.1

Contact: Matthew P. Deines, President and Chief Executive Officer Geri Bullard, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

First Northwest Bancorp Earns $2.0 Million, or $0.21 Per Diluted Share, in Second Quarter 2020

Fueled by Strong Loan and Deposit Growth;

Declares Quarterly Cash Dividend of $0.05 per Share

Port Angeles, WA, (July 30, 2020) --First Northwest Bancorp (Nasdaq: FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank” or "First Federal"), today reported net income of $2.0 million, or $0.21 per diluted share, for the second quarter of 2020, reflecting strong loan and deposit growth and an addition to loan loss reserves related to the economic disruption from the COVID-19 pandemic. These results compare to net income of $873,000, or $0.09 per diluted share, for the first quarter of 2020, and $2.1 million, or $0.21 per diluted share, for the second quarter of 2019. For the first six months of 2020, net income was $2.9 million, or $0.30 per diluted share, from $4.3 million, or $0.43 per diluted share, for the first six months of 2019.

The Company also announced today that the Board of Directors declared a regular quarterly cash dividend of $0.05 per common share outstanding, payable on August 28, 2020, to shareholders of record as of the close of business on August 14, 2020.

“Our second quarter financial results demonstrate the strength of our franchise, with significant mortgage refinance activity and revenue generation from gains on loan sales. Additionally, Paycheck Protection Program (“PPP”) loans originated during the quarter had a meaningful impact on loan and deposit growth, which also bolstered second quarter results,” stated Matthew P. Deines, President and CEO. “The safety and well-being of our customers and employees remains our primary focus. As one of the first regions to experience COVID-19 infections, we were early adopters of COVID-19 pandemic safety protocols. We resumed lobby activities with modified hours at all branches on May 26, 2020, and we are encouraging the use of drive-up services, ITM/ATM machines, digital banking, and telephone banking, during extended hours.”

The State of Washington has slowly been reopening under a Four Phase approach following the lifting of the Stay Home, Stay Healthy order, which expired on May 31, 2020. From March 23 to May 31, 2020, stay at home mandates resulted in the closing of businesses or a substantial reduction in business activity, and at June 30, 2020, there were still some business types that weren’t allowed to fully open yet under current phase guidelines. The sectors most heavily impacted include hospitality; restaurant and food services; and lessors of commercial real estate to hospitality, restaurant, and retail establishments. At June 30, 2020, the Company’s exposure as a percent of the total loan portfolio to these industries was 5.1%, 0.2%, and 4.9%, respectively.

“Asset quality at quarter end remained strong, with very few delinquencies in the loan portfolio, as we continued to build our reserves in response to the pandemic and the economic impact of shutdowns on our customers and communities. We recorded a $1.5 million loan loss provision in response to the slowing economic activities which impacted businesses in our market and around the world,” said Deines.

“We are actively assisting customers and supporting the businesses in our communities,” added Deines. “Our participation in the Paycheck Protection Program offered through the Small Business Administration (“SBA”) helped service the needs of our customers and the community. We were able to assist approximately 440 of our customers receive $30.6 million in loans from the program. We also began serving small business in accessing the Federal Reserve’s Main Street Lending Program near the end of the quarter.” The Federal Reserve’s Main Street Lending Program was announced on April 9, 2020. Under the plan, the Federal Reserve agrees to purchase 95% of each qualified loan that banks provide to small and mid-sized businesses.

Second Quarter 2020 Highlights (at or for the quarter ended June 30, 2020)

•	Second quarter net income totaled $2.0 million, compared to $873,000 in the preceding quarter and $2.1 million in the year ago quarter.
•	Diluted earnings per share was $0.21, up from $0.09 per share in the preceding quarter and unchanged when compared to the second quarter a year ago.
•	Provision for loan losses was $1.5 million in the second quarter, compared to $1.3 million in the first quarter of 2020 and $255,000 in the second quarter of 2019.
•

Loans receivable increased 9.7% to $986.4 million at June 30, 2020, compared to $899.2 million at March 31, 2020, and increased 12.9% compared to $874.0 million a year ago, primarily due to growth in real estate and commercial business, including PPP loans.

•	Deposits increased 10.0% during the quarter and increased 25.4% from one year prior, to $1.17 billion at June 30, 2020, due to successful organic and wholesale deposit-gathering strategies.
•

The cost of total deposits for the second quarter decreased 13 and 12 basis points, respectively, to 72 basis points from 85 basis points for first quarter 2020 and 84 basis points in the second quarter of 2019.

•

Gain on sale of mortgage loans total $2.0 million for the second quarter compared to $384,000 in the previous quarter and $88,000 in the second quarter of 2019 reflecting strong quarterly mortgage originations.

•

During the second quarter, the Company repurchased 130,237 shares of common stock at an average price of $12.81 per share for a total of $1.7 million under the 2019 Stock Repurchase Plan approved in December 2019.

Balance Sheet Review

Total assets increased $81.9 million, or 5.9%, during the quarter to $1.48 billion at June 30, 2020, compared to $1.40 billion at March 31, 2020, and increased $221.1 million, or 17.6%, compared to $1.26 billion at June 30, 2019. The quarterly increase in total assets is primarily the result of additions to the available-for-sale investment portfolio and new net loan receivables.

Investment securities increased $46.8 million during the quarter to $364.3 million at June 30, 2020, and increased $114.2 million compared to $250.1 million at June 30, 2019. At June 30, 2020, municipal bonds totaled $107.6 million and comprised the largest portion of the investment portfolio at 29.5%. The estimated average life of the total investment securities portfolio was 6.7 years, and the average repricing term was approximately 4.8 years.

Securities consisted of the following at the dates indicated:

	June 30, 2020	March 31, 2020	June 30, 2019	Three Month Change	One Year Change
	(In thousands)
Available for Sale at Fair Value
Municipal bonds	$107,610	$52,254	$932	$55,356	$106,678
U.S. government agency issued asset-backed securities (ABS agency)	60,819	42,125	25,436	18,694	35,383
Corporate issued asset-backed securities (ABS corporate)	39,804	34,073	37,210	5,731	2,594
Corporate issued debt securities (Corporate debt)	22,428	9,439	9,482	12,989	12,946
U.S. Small Business Administration securities (SBA)	23,547	25,363	31,975	(1,816)	(8,428)
Mortgage-backed securities:
U.S. government agency issued mortgage-backed securities (MBS agency)	102,647	145,139	135,239	(42,492)	(32,592)
Corporate issued mortgage-backed securities (MBS corporate)	7,418	9,127	9,777	(1,709)	(2,359)
Total securities available for sale	$364,273	$317,520	$250,051	$46,753	$114,222

Held to Maturity at Amortized Cost
Municipal bonds	$—	$—	$7,080	$—	$(7,080)
SBA	—	—	144	—	(144)
Mortgage-backed securities:
MBS Agency	—	—	30,766	—	(30,766)
Total securities held to maturity	$—	$—	$37,990	$—	$(37,990)

“We continue to focus our strategic efforts on growing the loan portfolio, while maintaining investment securities for liquidity and generating interest income," said Geri Bullard, EVP/Chief Financial Officer. “At June 30, 2020, the market values for our bond portfolio increased significantly compared to March 31, 2020, as the bond market started to stabilize.”

Total loans, excluding loans held for sale, increased $87.2 million to $986.4 million at June 30, 2020, from $899.2 million at March 31, 2020, and increased $112.4 million from $874.0 million a year ago. “Our participation in the SBA’s Paycheck Protection helped fuel loan production during the quarter, with $30.6 million in new PPP loans as of June 30, 2020," said Terry Anderson, EVP/Chief Credit Officer. "Additionally, we enhanced credit underwriting procedures during the quarter, as we anticipate a more difficult operating environment for the majority of businesses this year.”

The Company originated $56.6 million in new residential mortgages during the quarter, and sold $61.1 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 2.46%. This production compares to residential mortgage originations of $30.7 million in the preceding quarter with sales of $16.0 million. The continued high volume of mortgage activity will be dependent on the low rate environment. In the event mortgage rates begin to rise, this activity could slow down. In addition to new originations, the Company also purchased a $28.0 million pool of mortgage loans during the quarter.

Loans receivable consisted of the following at the dates indicated:

	June 30, 2020	March 31, 2020	June 30, 2019	Three Month Change	One Year Change
	(In thousands)
Real Estate:
One to four family	$325,349	$302,688	$331,748	$22,661	$(6,399)
Multi-family	103,279	88,794	68,440	14,485	34,839
Commercial real estate	267,233	260,321	250,250	6,912	16,983
Construction and land	58,153	48,565	63,741	9,588	(5,588)
Total real estate loans	754,014	700,368	714,179	53,646	39,835

Consumer:
Home equity	33,696	35,260	37,194	(1,564)	(3,498)
Auto and other consumer	109,214	114,194	112,583	(4,980)	(3,369)
Total consumer loans	142,910	149,454	149,777	(6,544)	(6,867)

Commercial business	99,477	55,853	15,098	43,624	84,379

Total loans	996,401	905,675	879,054	90,726	117,347
Less:
Net deferred loan fees	1,842	433	103	1,409	1,739
Premium on purchased loans, net	(3,901)	(4,742)	(4,738)	841	837
Allowance for loan losses	12,109	10,830	9,731	1,279	2,378
Total loans receivable, net	$986,351	$899,154	$873,958	$87,197	$112,393

We continue to monitor the sectors that have been most heavily impacted by the COVID-19 pandemic. The table below presents selected information on loans to these industries as of June 30, 2020.

Industry	% of Total Loan Portfolio	Loan Balance	Number of Loans	Average Loan-to-Value
		(In thousands)
Hospitality	5.1%	$48,900	15	55.1%
Restaurant and food services	0.2	2,032	6	82.1
Lessors of commercial real estate to hospitality, restaurant, and retail establishments	4.9	46,883	26	58.2

Total deposits increased $106.4 million, or 10.0%, to $1.17 billion at June 30, 2020, compared to $1.06 billion at March 31, 2020 and increased $237.1 million, or 25.4% when compared to $933.3 million a year ago. Savings accounts increased 10.8% compared to a year ago, to $175.7 million at June 30, 2020, and represent 15.0% of total deposits; transaction accounts increased 30.1% compared to a year ago to $339.2 million at June 30, 2020, and represent 29.0% of total deposits; money market accounts increased 31.6% compared to a year ago to $330.3 million, and represent 28.2% of total deposits, and certificates of deposit increased 26.3% compared to a year ago to $325.2 million at quarter-end, and represent 27.8% of total deposits.

“Deposit balances increased across the board save for certificates,” said Bullard. “We continue to strategically use brokered certificates of deposit ("brokered CDs") as an additional funding source to lower overall funding costs. We had $86.3 million in brokered CDs included in our balance of certificates of deposit or 7.4% of total deposits, at June 30, 2020, and $90.4 of brokered CDs or 8.5% of total deposits at March 31, 2020. The weighted-average cost of brokered CDs was 1.12% for the quarter ending June 30, 2020, compared to 1.71% for the previous quarter. We were able to reduce our total cost of funding over the quarter by reducing our retail deposit rates as well as the cost of borrowings.” Total cost of funds for the three months ending June 30, 2020 was 0.77% compared to 0.97% for the three months ending March 31, 2020.

 Deposits consisted of the following at the dates indicated:

	June 30, 2020	March 31, 2020	June 30, 2019	Three Month Change	One Year Change
	(In thousands)
Savings	$175,749	$165,747	$164,190	$10,002	$11,559
Transaction accounts	339,151	286,283	260,701	52,868	78,450
Money market accounts	330,261	253,198	251,002	77,063	79,259
Certificates of deposit	325,164	358,677	257,372	(33,513)	67,792
Total deposits	$1,170,325	$1,063,905	$933,265	$106,420	$237,060

Total shareholders' equity was $176.3 million at June 30, 2020, compared to $167.2 million three months earlier, and $176.4 million a year earlier. The $9 million quarter-over-quarter increase in equity was due an increase to other comprehensive income based on the improvement in the market value of the investment portfolio. The year-over-year decrease resulted from dividends paid and the repurchase of shares of common stock. Book value per common share increased to $17.07 at June 30, 2020, compared to $16.02 at March 31, 2020 and $16.15 at June 30, 2019.

Operating Results

Total interest income increased to $12.4 million for the second quarter of 2020, compared to $12.0 million in the previous quarter and decreased compared to $12.8 million in the second quarter of 2019. The year over year decrease is mainly due to a combination of a decrease in yield on investment securities of 57 basis points and a decrease in yield average loans receivable of 34 basis points. Total interest expense was $2.2 million for the second quarter of 2020, compared to $2.6 million in the first quarter of 2020, and $3.1 million in the second quarter a year ago. The decrease in interest expense is due to decreases in both the average balance and the cost of borrowings as well as a decrease in the cost of deposits.

Net interest income before provision for loan losses increased 7.5% during the quarter to $10.1 million, compared to $9.4 million for the preceding quarter and increased 4.5% compared to $9.7 million in the second quarter a year ago. For the first six months of 2020, net interest income before the provision for loan losses increased 1.3% to $19.5 million, compared to $19.3 million for the first six months of 2019. Reflecting the COVID-19 pandemic and the subsequent declining business environment, the Company recorded a $1.5 million provision for loan losses during the second quarter of 2020. This compares to a provision for loan losses of $1.3 million for the preceding quarter, and $255,000 for the second quarter of 2019. Year to date, the provision for loan losses was $2.8 million, compared to $590,000 for the same period one year earlier.

The net interest margin decreased one basis point to 3.10% for the second quarter of 2020 compared to 3.11% for the first quarter of 2020 and was unchanged compared to for the second quarter in 2019. “We were able to manage our net interest margin during this historically low rate environment by lowering our cost of funds which offset the decrease in asset yields,” said Bullard. For the first six months of 2020, the net interest margin was 3.11% compared to 3.22% in the first six months of 2019 due to reduced yields on loans and investments and a higher level of cash in banks.

The yield on earning assets decreased 18 basis points to 3.79% for the second quarter of 2020 compared to 3.97% for the first quarter of 2020 and decreased from 4.26% for the second quarter in 2019. The decrease was due to lower yields on the investment portfolio and average loans as well as higher levels of investments and invested cash as a percentage of interest-earning assets. The yield on the loan portfolio decreased to 4.40% for the second quarter 2020 from 4.52% for the first quarter 2020 and 4.74% for the second quarter in 2019. The cost of interest-bearing liabilities decreased 22 basis points to 0.89% for the second quarter of 2020 compared to 1.11% for the first quarter of 2020 and decreased from 1.33% for the second quarter in 2019. “We are actively working on changing the mix of our funding profile and managing the rates paid on deposits. We anticipate our cost of funds will continue to decline as retail deposit rates decrease,” said Bullard.

Noninterest income increased 77.3% to $4.1 million for the second quarter 2020 from $2.3 million for the first quarter 2020 and increased 188.8% compared to $1.4 million for the second quarter in 2019. Second quarter of 2020 included a $2.0 million gain on sale of loans compared to a $383,000 gain on sale of loans in the preceding quarter and an $88,000 gain on sale of loans in the second quarter a year ago. “Mortgage activity, specifically refinance activity, resulted in strong loan sale activity which boosted quarterly non -interest income. Loan and deposit service fees totaled $765,000 for the second quarter 2020, compared to $881,000 for the preceding quarter and $995,000 for the second quarter a year ago. Loan and deposit service fees were lower during the second quarter, largely due to accommodations we made to help customers affected by the halt on the economy,” said Bullard. For the first six months of 2020, noninterest income increased 140.4% to $6.4 million, compared to $2.7 million in the first six months of 2019, reflecting increases in gain on sale of investment securities and gain on sale of loans.

Noninterest expense totaled $10.3 million for the second quarter of 2020, compared to $9.4 million for the preceding quarter and $8.3 million for the second quarter a year ago. The quarterly increase is attributable to higher compensation, including salaries, commissions and benefits, increased data processing fees and FDIC insurance premiums, partially offset by a decrease in prepayment fees. For the first six months of 2020, noninterest expense increased to $19.7 million, compared to $16.1 million in the first six months of 2019 due to production related commission payments, additional key hires, increased advertising spend and increases in operational expenses associated with growth.

Capital Ratios and Credit Quality

Capital levels for both the Company and its operating bank, First Federal, remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at June 30, 2020. Common Equity Tier 1 and Total Risk-Based Capital Ratios at June 30, 2020 were 15.1% and 16.4%, respectively.

Nonperforming loans increased to $3.4 million at June 30, 2020, from $1.7 million at March 31, 2020. The percentage of the allowance for loan losses to nonperforming loans was 674.2% at June 30, 2020, from 622.4% at March 31, 2020, and 753.8% at June 30, 2019. Classified loans increased $528,000 during the current quarter to $5.1 million at June 30, 2020, reflecting small increases in several categories. The allowance for loan losses as a percentage of total loans was 1.2% at June 30, 2020, compared to 1.2% at March 31, 2020, and 1.1% at June 30, 2019.

About the Company

First Northwest Bancorp, a Washington corporation, is the bank holding company for First Federal Savings and Loan Association of Port Angeles. First Federal is a Washington state-chartered savings bank primarily serving communities in Western Washington State with thirteen banking locations - eight located within Clallam and Jefferson counties, two in Kitsap County, two in Whatcom County, and a lending center in King County.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2020 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data) (Unaudited)

	June 30, 2020	March 31, 2020	June 30, 2019	Three Month Change	One Year Change
Assets

Cash and due from banks	$16,346	$15,531	$15,275	5.2%	7.0%
Interest-bearing deposits in banks	33,242	91,633	13,547	-63.7	145.4
Investment securities available for sale, at fair value	364,273	317,520	250,051	14.7	45.7
Investment securities held to maturity, at amortized cost	—	—	37,990	n/a	-100.0
Loans held for sale	3,111	4,531	2,516	-31.3	23.6
Loans receivable (net of allowance for loan losses of $12,109, $10,830, and $9,731)	986,351	899,154	873,958	9.7	12.9
Federal Home Loan Bank (FHLB) stock, at cost	6,074	7,581	6,773	-19.9	-10.3
Accrued interest receivable	5,360	4,124	4,094	30.0	30.9
Premises and equipment, net	14,188	14,231	14,719	-0.3	-3.6
Mortgage servicing rights, net	1,098	843	955	30.2	15.0
Bank-owned life insurance, net	37,482	30,355	29,607	23.5	26.6
Prepaid expenses and other assets	11,334	11,436	8,225	-0.9	37.8

Total assets	$1,478,859	$1,396,939	$1,257,710	5.9%	17.6%

Liabilities and Shareholders' Equity

Deposits	$1,170,325	$1,063,905	$933,265	10.0%	25.4%
Borrowings	112,379	150,021	131,337	-25.1	-14.4
Accrued interest payable	253	194	389	30.4	-35.0
Accrued expenses and other liabilities	18,184	15,225	15,067	19.4	20.7
Advances from borrowers for taxes and insurance	1,403	443	1,251	216.7	12.2

Total liabilities	1,302,544	1,229,788	1,081,309	5.9	20.5

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 10,326,226 at June 30, 2020; issued and outstanding 10,432,963 at March 31, 2020; and issued and outstanding 10,925,181 at June 30, 2019	103	104	109	0.1	-5.5
Additional paid-in capital	98,421	99,479	104,064	-1.1	-5.4
Retained earnings	86,633	85,549	83,795	1.3	3.4
Accumulated other comprehensive loss, net of tax	717	(8,256)	(1,347)	108.7	153.2
Unearned employee stock ownership plan (ESOP) shares	(9,559)	(9,725)	(10,220)	1.7	6.5

Total shareholders' equity	176,315	167,151	176,401	5.5	0.0

Total liabilities and shareholders' equity	$1,478,859	$1,396,939	$1,257,710	5.9%	17.6%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended
	June 30, 2020	March 31, 2020	June 30, 2019	Three Month Change	One Year Change
INTEREST INCOME
Interest and fees on loans receivable	$10,236	$9,836	$10,473	4.1%	-2.3%
Interest on mortgage-backed and related securities	740	959	1,192	-22.8	-37.9
Interest on investment securities	1,316	1,069	969	23.1	35.8
Interest on deposits in banks	8	68	58	-88.2	-86.2
FHLB dividends	55	47	88	17.0	-37.5
Total interest income	12,355	11,979	12,780	3.1	-3.3

INTEREST EXPENSE
Deposits	2,041	2,138	2,068	-4.5	-1.3
Borrowings	201	434	1,036	-53.7	-80.6
Total interest expense	2,242	2,572	3,104	-12.8	-27.8

Net interest income	10,113	9,407	9,676	7.5	4.5

PROVISION FOR LOAN LOSSES	1,500	1,266	255	18.5	488.2

Net interest income after provision for loan losses	8,613	8,141	9,421	5.8	-8.6

NONINTEREST INCOME
Loan and deposit service fees	765	881	995	-13.2	-23.1
Mortgage servicing fees, net of amortization	(172)	15	54	-1,246.7	-418.5
Net gain on sale of loans	2,001	383	88	422.5	2,173.9
Net gain on sale of investment securities	661	605	57	9.3	1,059.6
Increase in cash surrender value of bank-owned life insurance	627	328	145	91.2	332.4
Other income	227	106	84	114.2	170.2
Total noninterest income	4,109	2,318	1,423	77.3	188.8

NONINTEREST EXPENSE
Compensation and benefits	5,966	5,361	4,753	11.3	25.5
Data processing	769	690	667	11.4	15.3
Occupancy and equipment	1,345	1,351	1,140	-0.4	18.0
Supplies, postage, and telephone	284	211	242	34.6	17.4
Regulatory assessments and state taxes	223	174	195	28.2	14.4
Advertising	377	272	229	38.6	64.6
Professional fees	354	400	331	-11.5	6.9
FDIC insurance premium	70	—	77	1.0	-9.1
FHLB prepayment penalty	—	210	—	-100.0	n/a
Other	894	713	638	25.4	40.1
Total noninterest expense	10,282	9,382	8,272	9.6	24.3

INCOME BEFORE PROVISION FOR INCOME TAXES	2,440	1,077	2,572	126.6	-5.1

PROVISION FOR INCOME TAXES	464	204	493	127.5	-5.9

NET INCOME	$1,976	$873	$2,079	126.3%	-5.0%

Basic and diluted earnings per share	$0.21	$0.09	$0.21	133.3%	0.0%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Six Months Ended June 30,		Percent
	2020	2019	Change
INTEREST INCOME
Interest and fees on loans receivable	$20,072	$20,565	-2.4%
Interest on mortgage-backed and related securities	1,699	2,449	-30.6
Interest on investment securities	2,385	1,979	20.5
Interest on deposits in banks	76	125	-39.2
FHLB dividends	102	176	-42.0
Total interest income	24,334	25,294	-3.8

INTEREST EXPENSE
Deposits	4,179	3,992	4.7
Borrowings	635	2,026	-68.7
Total interest expense	4,814	6,018	-20.0

Net interest income	19,520	19,276	1.3

PROVISION FOR LOAN LOSSES	2,766	590	368.8

Net interest income after provision for loan losses	16,754	18,686	-10.3

NONINTEREST INCOME
Loan and deposit service fees	1,646	1,900	-13.4
Mortgage servicing fees, net of amortization	(157)	99	-258.6
Net gain on sale of loans	2,384	175	1,262.3
Net gain on sale of investment securities	1,266	57	2,121.1
Increase in cash surrender value of bank-owned life insurance	955	288	231.6
Other income	333	155	114.8
Total noninterest income	6,427	2,674	140.4

NONINTEREST EXPENSE
Compensation and benefits	11,327	9,326	21.5
Data processing	1,459	1,298	12.4
Occupancy and equipment	2,696	2,248	19.9
Supplies, postage, and telephone	495	470	5.3
Regulatory assessments and state taxes	397	364	9.1
Advertising	649	372	74.5
Professional fees	754	629	19.9
FDIC insurance premium	70	154	-54.5
FHLB prepayment penalty	210	—	n/a
Other	1,607	1,211	32.7
Total noninterest expense	19,664	16,072	22.3

INCOME BEFORE PROVISION FOR INCOME TAXES	3,517	5,288	-33.5

PROVISION FOR INCOME TAXES	668	1,002	-33.3

NET INCOME	$2,849	$4,286	-33.5%

Basic and diluted earnings per share	$0.30	$0.43	-30.2%

 FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Unaudited)

	As of or For the Quarter Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Performance ratios: (1)
Return on average assets	0.56%	0.27%	0.71%	0.81%	0.65%
Return on average equity	4.60	1.94	4.99	5.65	4.77
Average interest rate spread	2.90	2.86	2.86	2.87	2.81
Net interest margin (2)	3.10	3.11	3.14	3.17	3.10
Efficiency ratio (3)	72.3	80.0	74.4	74.3	74.5
Average interest-earning assets to average interest-bearing liabilities	129.5	130.1	131.8	130.6	128.3
Book value per common share	$17.07	$16.02	$16.48	$16.42	$16.15

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.2%	0.2%	0.2%	0.1%	0.1%
Nonperforming loans to total loans (5)	0.4	0.2	0.2	0.2	0.2
Allowance for loan losses to nonperforming loans (5)	674.2	622.4	536.1	714.3	753.8
Allowance for loan losses to total loans	1.2	1.2	1.1	1.1	1.1
Net charge-offs to average outstanding loans	—	—	—	—	—

Capital ratios (First Federal):
Tier 1 leverage	10.9%	11.8%	12.2%	12.0%	11.6%
Common equity Tier 1 capital	15.1	16.8	17.5	18.0	17.4
Tier 1 risk-based	15.1	16.8	17.5	18.0	17.4
Total risk-based	16.4	18.1	18.7	19.1	18.5

Other Information:
Average total assets	$1,401,500	$1,287,529	$1,242,780	$1,241,014	$1,271,085
Average interest-earning assets	1,305,437	1,208,314	1,167,805	1,167,353	1,198,848
Average total loans	938,646	876,135	849,741	867,647	888,757
Average equity	172,009	179,614	177,759	177,671	174,437
Average deposits	1,133,665	1,008,410	985,788	957,736	943,136

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Unaudited) (continued)

	As of or For the Six Months Ended June 30,
	2020	2019
Performance ratios: (1)
Return on average assets	0.42%	0.68%
Return on average equity	3.24	4.94
Average interest rate spread	2.88	2.94
Net interest margin (2)	3.11	3.22
Efficiency ratio (3)	75.8	73.2
Average interest-earning assets to average interest-bearing liabilities	129.8	128.4
Book value per common share	$17.07	$16.15

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.2%	0.1%
Nonperforming loans to total loans (5)	0.4	0.1
Allowance for loan losses to nonperforming loans (5)	674.2	753.8
Allowance for loan losses to total loans	1.2	1.1
Net charge-offs to average outstanding loans	—	—

Capital ratios (First Federal):
Tier 1 leverage	10.9%	11.6%
Common equity Tier 1 capital	15.1	17.4
Tier 1 risk-based	15.1	17.4
Total risk-based	16.4	18.5

Other Information:
Average total assets	$1,344,666	$1,269,264
Average interest-earning assets	1,256,978	1,196,265
Average total loans	907,465	882,698
Average equity	175,811	173,442
Average deposits	1,071,010	943,353

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.